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OncoSec Medical Video Transcription

Dan O’Connor [00:00:07] My name is Dan O’Connor. I’m the president and CEO of OncoSec Medical Incorporated. OncoSec is a cancer immunotherapy company, which means that we’re using products and developing products that uses the patient’s own immune system to attack cancer.

Dan O’Connor [00:00:25] Recently, we announced a strategic transaction with two terrific companies. Both of these companies are established drug development companies. They identified OncoSec as a company that they wanted to partner with and also a company that they wanted to make a strategic investment in, specifically a 30 million dollar strategic investment at a premium to the market price when we announced the deal - two dollars and fifty cents. The transaction allows them to get three board seats out of nine board members. So there’s really no change of the control of our board at all. And obviously the board is the body that actually controls the direction of the company. The stock price and the stock performance... I don’t like. You know, we know that the market conditions for biotech have been really difficult. I don’t care that everybody else is doing badly. I don’t want us to do badly. This deal transformed us to not participating with everybody else, but breaking out from the crowd that we were with and tracking with. And that crowd is facing downward as opposed to seizing a deal that is a huge opportunity for us and propelling our company forward. That’s the opportunity that we have before us. I don’t like the stock price where it is. I haven’t for a long time. We as a company are doing everything we can to change that. This opportunity gives us the ability to... Gives us a chance at least to change that.

Dan O’Connor [00:01:51] The three critical goals that will be established by this transaction is, first, to give us the capital to complete our clinical studies. Obviously, without capital, we can’t run our clinical studies and data coming from this clinical studies is what’s going to propel our company and drive value for our shareholders. Second, it avoids the need to access the market when the market is very challenging, which is today and we expect to be in the future. So this transaction eliminates the need for us to raise capital for the foreseeable future and obviates the need to go into the market and sell our stock. Third, the third probably most important is it gives certainty for our shareholders. This deal, you know, is like cement around our foundation of our company. It gives us the capital we need, enables us to finish our clinical studies, which gives us our data, which is our lifeblood and avoids the need to go into the market and raise capital at a time that’s very difficult to do so. No deal has come even close or no opportunity has come even close to the point that we have an opportunity like the one we have before us.

Dan O’Connor [00:03:00] Alpha Holdings is a large shareholder of our company, in fact today, they’re the number one shareholder in our company. Alpha Holdings from my point of view is asking shareholders to gamble with our future, you know, they’re saying, wait, don’t do a deal that’s a premium to market deal. If we wait, you know, we’re going to be waiting for what? We’re going to wait for a better opportunity to go access the market. Waiting is extremely dangerous. Moreover, there’s limitations on how much we can raise. Those limitations not only are the securities limitations, but also the fact that we will be highly likely of having to sell at a discount, our stock at a discount, not a premium like the deal that shareholders have before them, but a discount and then we’re gonna have to give warrants, which are basically sweeteners to investors to invest in the deal. Warrants and discounts equals dilution. Again, once you take away everything and really boil this down to its most basic elements, that we need capital to run the company, that the market conditions are not favorable, at least today, we don’t anticipate that changing. Historically, we know they’ve not been favorable and we have some limitations in terms of how much of our securities we can actually sell in the market. We know that it’s really the choice of two: use the market to raise capital and do that and highly dilutive terms to our shareholders or sell the same number of shares to a partner at a premium with no warrant coverage.

Dan O’Connor [00:04:34] While I would have greatly desired to have a constructive dialogue with the principals at Alpha Holdings - not been able to do that. I’ve made several attempts to reach out to the CEO of Alpha. I’ve actually even written him a letter before we engaged in unnecessary litigation that I feel is unnecessary and a waste. The best judge of whether or not we should enter into his deal is a vote of our shareholders. Allow our shareholders to vote so that they can make a decision as to whether or not they think this transaction is in the best interests of their investment.

Dan O’Connor [00:05:10] Thank you to our shareholders for watching this video and I’m asking you to vote your share in favor of this transaction.